Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and the related Joint Proxy Statement/Prospectus of EQT Corporation and to the incorporation by reference therein of our reports dated February 9, 2017, with respect to the consolidated financial statements and schedule of EQT Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of EQT Corporation and Subsidiaries as of December 31, 2016 included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

July 27, 2017